Exhibit 3.4

CORPORATE ACCESS NUMBER: 2018474326

BUSINESS CORPORATIONS ACT

CERTIFICATE

OF

AMENDMENT AND REGISTRATION

OF RESTATED ARTICLES

1847432 ALBERTA ULC

AMENDED ITS ARTICLES ON 2018/05/31.

Name/Structure Change Alberta Corporation – Registration Statement

Alberta Amendment Date: 2018/05/31

Service Request Number:	29093066

Corporate Access Number:	2018474326

Legal Entity Name:	1847432 ALBERTA ULC

French Equivalent Name:

Legal Entity Status:	Active

Alberta Corporation Type:	Numbered Alberta Corporation

New Legal Entity Name:	1847432 ALBERTA ULC

New French Equivalent Name:

Nuans Number:

Nuans Date:

French Nuans Number:

French Nuans Date:

Share Structure:	THE ANNEXED SCHEDULE “A” IS INCORPORATED INTO AND FORMS PART OF THESE ARTICLES.

Share Transfers Restrictions:	NO SHARES OF THE CORPORATION SHALL BE TRANSFERRED WITHOUT THE EXPRESS CONSENT OF A MAJORITY OF THE DIRECTORS, TO BE SIGNIFIED BY A RESOLUTION OF THE BOARD OF DIRECTORS.

Number of Directors:

Min Number Of Directors:	1

Max Number Of Directors:	10

Business Restricted To:	N/A

Business Restricted From:	N/A

Other Provisions:	THE ANNEXED SCHEDULE “B” IS INCORPORATED INTO AND FORMS PART OF THESE ARTICLES.

BCA Section/Subsection:	173(1)(D,E)

Professional Endorsement Provided:

Future Dating Required:

Annual Return

File Year	Date Filed

2017	2017/10/17

2016	2016/09/22

2015	2015/10/30

Attachment

Attachment Type	Microfilm Bar Code	Date Recorded

Other Rules or Provisions	ELECTRONIC	2014/09/15

Share Structure	ELECTRONIC	2014/09/15

Share Structure	ELECTRONIC	2018/05/31

Registration Authorized By:	CYNTHIA LARSEN SECRETARY

SCHEDULE RE AUTHORIZED SHARES

Articles of Amendment

of

1847432 Alberta ULC

The Common Shares and the First Preferred Shares are subject to the following rights, privileges, restrictions and conditions:

1.	COMMON SHARES

1.01	Dividends

The holders of the Common Shares shall be entitled to receive such dividends as the directors of the Corporation, in their discretion, may declare. No dividends shall at any time be declared on and outstanding Common Shares if the result of the payment of the dividend once declared would be to impair the ability of the Corporation immediately thereafter to redeem all the issued and outstanding First Preferred Shares at the First Preferred Share Redemption Amount (as hereinafter defined).

1.02	Return of Capital

Subject to the rights of the holders of First Preferred Shares, in the event of a liquidation, dissolution, or winding-up of the Corporation, either voluntarily or involuntarily, or other distribution of assets or property of the Corporation amongst its shareholders for the purpose of winding-up its affairs, the holders of Common Shares will be entitled to participate equally in the distribution of the assets of the Corporation.

1.03	Voting Rights

The registered holder of each Common Share shall be entitled to receive notice of and attend all meetings of shareholders of the Corporation and shall, in respect of each such share so held by him, be entitled to vote at any such meeting or to consent to a resolution in writing to be signed by all or any of the shareholders of the Corporation.

1.04	Other Rights

The holders of Common Shares are entitled to the rights, privileges, restrictions and conditions normally attached to common shares.

2.	FIRST PREFERRED SHARES

2.01	Stated Capital Account

In accordance with the provisions of subsection 28(3) of the Business Corporations Act (Alberta), the directors of the Corporation may add to the stated capital account maintained for the First Preferred Shares the whole or any part of the amount of the consideration received by the Corporation on the issuance of the First Preferred Shares.

2.02	Dividends

The holders of the First Preferred Shares will be entitled to receive non-cumulative cash dividends, if, as and when declared by the board, in such amounts and payable in such manner and at such times as the board may from time to time determine. The board may, in its sole discretion, declare dividends on the First Preferred Shares to the exclusion of any other class of shares of the Corporation.

2.03	Return of Capital

In the event of the liquidation, dissolution or winding up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, holders of the First Preferred Shares will be entitled to receive, before any amount shall be paid by the Corporation or any assets of the Corporation shall be distributed to holders of any other shares of any other class of the Corporation, an amount equal to the First Preferred Share Redemption Amount in respect of each First Preferred Share held by them, respectively, to the extent of the amount or value of the assets of the Corporation available under applicable law for payment to holders of shares of the Corporation upon liquidation, dissolution or winding up of the Corporation. After payment to the holders of the First Preferred Shares of the amount provided in this Paragraph, such holders will not be entitled to share in any further distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs.

2.04	Redemption Amount

The Corporation may redeem at any time the whole, or from time to time any part, of the then-outstanding First Preferred Shares from the holders thereof on payment (which may, at the discretion of the Corporation, be made through the issuance of a promissory note or promissory notes) at a redemption amount (the “First Preferred Share Redemption Amount”) of one million dollars ($1,000,000) in the lawful money of the United States of America for each First Preferred Share, plus all declared but unpaid dividends thereon.

2.05	Retraction Privilege

Subject to applicable law, a holder of First Preferred Shares will be entitled to require the Corporation to redeem, at any time, all or any of the First Preferred Shares held by such holder, by tendering to the Corporation at its registered office a share certificate or certificates representing the First Preferred Shares that the holder wishes to have the Corporation redeem together with a written request specifying the number of First Preferred Shares to be redeemed and the business day (referred to in the description of share provisions as the “Retraction Date”) on which the holder wishes to have the Corporation redeem the First Preferred Shares. Following receipt of such share certificate or certificates and written request, the Corporation will, on the Retraction Date (or as soon as practicable thereafter), redeem such First Preferred Shares by paying, to the holder the First Preferred Share Redemption Amount for each First Preferred Share so redeemed. Each First Preferred Share that is redeemed by the Corporation as aforesaid will for all purposes be considered to have been redeemed on, and will be cancelled concurrently with, the payment of the First Preferred Share Redemption Amount by the Corporation to or for the benefit of the holder thereof.

2.06	Dividend Rights

For so long as any First Preferred Shares are outstanding, the Corporation will not: (1) declare or pay any dividend on the shares of any other class of the Corporation; or (2) redeem, purchase for cancellation or otherwise acquire any shares of any other class of the Corporation, if, in the opinion of the board, the payment of such dividend or the consideration payable in connection with such redemption, purchase or other acquisition, as the case may be, would reduce the net realizable value of the assets of the Corporation (after taking into account all liabilities of the Corporation) to an amount that is less than the product of the First Preferred Share Redemption Amount of each First Preferred Share multiplied by the number of First Preferred Shares issued and outstanding immediately before the time of payment of such dividend or consideration, as the case may be.

2.07	Voting Rights

Subject to applicable law, holders of the First Preferred Shares will not be entitled to receive notice of or to attend any meeting of the shareholders of the Corporation and will not be entitled to vote at any such meeting.

2.08	Interpretation

The headings herein are for convenience of reference and shall not impact the interpretation of the rights, privileges, restrictions, and conditions attaching to the First Preferred Shares.

Schedule B – Restrictions on share transfers 1847432 Alberta ULC.txt

Schedule “B”

Articles of Incorporation

Of 1847432 ALBERTA ULC (the “Corporation”)

a)     The number of shareholders of the Corporation shall be no more than fifty (50);

b)     No invitation shall be made to the public to subscribe for the securities of the Corporation; and

c)     the Corporation is an unlimited liability corporation and the liability of each of the shareholders of the Corporation for any liability, act or default of the Corporation is unlimited in extent and joint and several in nature.